EXHIBIT 99.1

PRESS RELEASE

ESCALADE, INC. ANNOUNCES 2008 FOURTH QUARTER/FULL YEAR FINANCIAL RESULTS

Evansville, IN (March 27, 2009) Escalade, Incorporated (NASDAQ: ESCA) today announced a net loss for the year ended December 27, 2008 of $7.5 million compared to income of $9.3 million in 2007. Earnings (loss) per share in 2008 was $(0.59) per common share compared to $0.72 last year. Net sales for the year ended December 27, 2008 declined 19.9% compared to the same period last year due to lower sales in both the Sporting Goods and Office Products businesses of 24% and 9%, respectively. The 2008 operating loss was $8.1 million compared to operating income of $13.1 million last year and resulted from decreased profitability in both business segments. Significantly impacting the negative year-over-year performance were nonrecurring charges of $5.6 million which included items such as impairment adjustments, plant closing costs and severance charges relative to the Company’s downsizing efforts.

The specific pre-tax charges of $5.6 million for nonrecurring items follow:

•	$2.6 million impairment charge at the Company’s Reynosa, Mexico, manufacturing facility.
•	$1.1 million associated with plant closings.
•	$0.9 million other than temporary impairment charge against marketable equity securities held by the Company.
•	$0.5 million loss on the sale of marketable equity securities.
•	$0.4 million write down of discontinued or obsolete inventory.
•	$0.1 million acquisition adjustment relative to foreign currency.

Fourth quarter results were somewhat consistent with the full year results as sales were $32.9 million compared to $40.9 million in the prior year, a decrease of 20%. The fourth quarter net loss was $4.6 million in 2008 versus net income in 2007 of $2.6 million. Fourth quarter earnings (loss) per common share in 2008 was $(0.35) compared to $0.20 in 2007.

Sporting Goods revenues for the quarter and year ended December 27, 2008 declined 5% and 24%, respectively, compared to the same periods last year. The reduction in product sales to Sears Holdings accounted for 88% of the year-over-year decline, while reductions in inventory levels by retailers due to the economy represented the balance of the revenue shortfall. The Company expects the declining economic trend to continue through 2009. To deal with this trend, the Company continues to pursue a strategy of expanding certain product offerings and sales to specialty retailers and dealers. Sales to these channels now comprise 45% of total revenues compared to 38% last year. Gross margins declined by 6.2 % to 14.6% due to the increased cost of raw materials, freight, offshore sourcing and excess manufacturing capacity, incurred principally in the third and fourth quarters. For 2008, Sporting Goods had a net loss of $5.4 million, which included a $2.7 million impairment adjustment of its Reynosa manufacturing facility. The 2008 loss compared to a net income of $5.3 million in 2007.

Office Products revenues for the quarter and year ended December 27, 2008 decreased 10% and 9%, respectively, compared to the same periods last year. This decline is primarily due to decreased sales to office supply mass-retailers in the U.S., which are being negatively impacted by the worsening economy, and a slowdown in European sales due to a weakened economy in Germany, France and Spain. The Company believes there will be further declines in sales to office product retailers as the declining economic trend is anticipated to continue to have an unfavorable impact through 2009. However, the Company expects that new product offerings and an expanded presence with machine dealers will lessen the impact. Net income decreased from $5.6 million in 2007 to $1.8 million in 2008. This decline was the result of increases in raw material costs, freight, foreign exchange rate fluctuations, and excess manufacturing capacity due to lower sales volume.

Earlier this week, the Company announced it had signed a commitment letter with JP Morgan Chase, the company’s lender, for a new senior secured revolving credit facility in the maximum amount of $50.0 million and, through Chase’s London branch, a senior secured revolving credit facility in the maximum amount of 3.0 million EURO. The credit facility is to extend through May 17, 2010 provided the Company is in compliance with the stated financial covenants. Upon entry into the definitive new loan agreements, the Company’s existing covenant violations under its existing credit facilities with JP Morgan Chase will be waived.

In addition to restructuring its credit facility, the Company reported it has implemented a series of profit improvement initiatives designed to generate improved financial results. These actions include:

•	Closing of two manufacturing facilities (Evansville, Indiana and Reynosa, Mexico)
•	Consolidating table tennis production into the Rosarito, Mexico facility.
•	Reduced headcount by over 20%.
•	Reduced officer salaries by 10%.
•	Reduced director fees by 10%.
•	Reduced 401k company-matched contributions.
•	Suspended salary increases for all employees
•	Reduced overall SG&A by 20%

“This past year presented a firestorm of challenges including higher material prices, reduced demand due to the economy, and strategic shifts in our customer base.” stated Robert J. Keller, President and CEO of Escalade, Inc. “In the face of these global challenges, we have aggressively moved to reduce staffing and other overhead expenses, reduce excess capacity, and increase our prices. Most importantly, we are developing new channels of distribution while continuing to bring innovative new products to market. We are also pleased with our announcement of a new loan commitment from JP Morgan Chase. We are continuing to look at other opportunities to reduce expenses, including the significant cost of compliance with Sarbanes-Oxley requirements. All of these actions will better position the Company to meet the economic challenges of 2009 and achieve improved results.”

Escalade is a leading manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-1251.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

(Financial Statements Follow)

ESCALADE, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF Operations

(Audited, In Thousands except Per Share Amounts)

	3 Months Ended		12 Months Ended

	Dec. 27, 2008	Dec. 29, 2007	Dec. 27, 2008	Dec. 29, 2007

NET SALES	$32,927	$40,892	$148,686	$185,576

OPERATING EXPENSES
Cost of goods sold (1)	26,544	30,392	112,138	131,389
Selling and administrative (2)	9,743	8,472	39,883	38,462
Amortization costs	375	398	2,163	2,657
Long lived asset impairment charge	2,623	—	2,623	—

OPERATING INCOME (Loss)	(6,358)	1,630	(8,121)	13,068

OTHER INCOME (EXPENSE)
Interest expense	(325)	(654)	(2,025)	(2,837)
Other income (expense) (3)	(180)	2,262	(34)	3,991

INCOME (LOSS) BEFORE INCOME TAXES (BENEFIT)	(6,863)	3,238	(10,180)	14,222

Provision/(Benefit) For Income Taxes	(2,284)	646	(2,684)	4,967

NET INCOME (LOSS)	$(4,579)	$2,592	$(7,496)	$9,255

PER SHARE DATA
Basic earnings (loss) per share	$(0.35)	$0.20	$(0.59)	$0.72

Diluted earnings (loss) per share	$(0.35)	$0.20	$(0.59)	$0.72

Average shares outstanding	12,616	12,672	12,637	12,901

(1)	Includes $0.4 million of nonrecurring expense relative to discontinued operations and severance due to plant closing.
(2)	Includes $1.5 million of nonrecurring costs associated with plant closing, severance and valuation charges.
(3)	Includes nonrecurring items including $0.9 million of impairment charges on marketable equity securities and $0.5 million loss on sale of marketable equity securities

CONSOLIDATED CONDENSED BALANCE SHEETS

(Audited, In Thousands)

	Dec. 27, 2008	Dec. 29, 2007

ASSETS
Current assets	$72,576	$70,798
Property, Plant & Equipment – net	20,209	20,391
Other assets	29,105	35,024
Goodwill	25,811	25,803

Total	$147,701	$152,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$67,734	$39,356
Other liabilities	1,177	20,918
Stockholders’ equity	78,790	91,742

Total	$147,701	$152,016